EXHIBIT 4.1

EXECUTION VERSION

Manufacturing Supply Agreement

Between

Generation Next Franchise Brands, Inc.

And

D&K Engineering, Inc.

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TABLE OF CONTENTS

1. Scope of Agreement	4
2. D&K General Obligations	4
3. Definitions	5
4. Intellectual Property and Trademark	8
5. CLIENT Tooling and Property	11
6. Order and Shipment	14
7. Price, Cost and Payment Terms	16
8. Non-complying Products	18
9. Return of Products	18
10. Vendor Base Management	19
11. Engineering Process or Design Changes	20
12. Migration to New Process or Manufacturing Location.	21
13. Quality & On-Site Inspection	21
14. Warranties	21
15. Other Warranty Services	23
16. Obsolescence and Manufacturing Rights	24
17. D&K Indemnity	25
18. CLIENT Indemnity	28
19. Country of Manufacture and Duty Drawback Rights	27
20. Governmental & Environmental Compliance	28
21. US Export Administration Act	29
22. Force Majeure Events	29
23. Events of Default	29
24. Confidential Information	30
25. Escalated Dispute Resolution	32
26. Insurance Requirements	32
27. Termination Clause	33
28. Rights Upon Termination	33
29. Miscellaneous	34

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EXHIBIT A – CLIENT PRODUCTS & SERVICE PARTS

EXHIBIT B – STATEMENTS OF WORK/D&K DELIVERABLES

EXHIBIT C – PRICING

EXHIBIT D – CLIENT TOOLING LIST

EXHIBIT E – AGREEMENT COORDINATORS & ESCALATION PATH

EXHIBIT F – BILL OF MATERIALS AND AVL

EXHIBIT G – PRODUCT SPECIFICATIONS AND QUALITY/ACCEPTANCE CRITERIA

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MANUFACTURING SUPPLY AGREEMENT

THIS ORIGINAL DEVELOPMENT MANUFACTURING AGREEMENT (“Agreement”) is entered into as of __________________, 2017 (“Effective Date”) by and between D&K Engineering, Inc. (“D&K”), a California corporation, with its principal place of business at 15890 Bernardo Center Drive, San Diego, CA 92127 and Generation Next Franchise Brands, Inc. (“CLIENT”), a Nevada Corporation, with its principal place of business at 2620 Financial Court, Suite 100, San Diego, CA 92117.

The parties hereby agree as follows:

1.	Scope of Agreement

1.1	General. This Agreement specifies the terms and conditions under which D&K agrees to perform the work and/or supply the Deliverables in Exhibit A and B, and services described in the exhibits hereto.

1.2	Eligible Purchasers. This Agreement entitles CLIENT, and only entities designated in writing by CLIENT to purchase CLIENT Products from D&K under the terms set forth below.

1.3	Term of Agreement. This Agreement will commence as of the Effective Date and continue for three (3) years (“Initial Term”). After the expiration of the Initial Term hereunder (unless this Agreement has been terminated in accordance with its term), this Agreement shall be automatically extended for successive one-year terms (each, an “Extended Term”), unless either Party has notified the other in writing of its intent to terminate not later than one-hundred and eighty (180) days prior to the commencement of the upcoming Extended Term. The Initial Term, together with any and all Extended Terms, is referred to collectively as the “Term.”

2.	D&K General Obligations Without limiting any specific obligation specified in this Agreement, D&K shall provide the requisite resources to fulfill the below services (the “Services”). CLIENT will pay the costs for these Services subject and according to the terms of this Agreement and will retain ownership rights to the resulting work product (designs, documentation, BOMs, etc.).

2.1	Services. Design for manufacturability, tool for production, select and manage vendor base, manage an Approved Vendor List, develop and maintain a manufacturing process and production line, manufacture, test, pack, ship, provide Service Parts and refurbishment programs for all manufactured CLIENT Products in accordance with the terms of this Agreement. D&K may utilize third parties to assist in its manufacturing obligations, provided such third parties have been disclosed to and approved in writing by CLIENT and have agreed to all confidentiality and other applicable obligations required of D&K under this Agreement.

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	2.2	Cost. Upon request, with reasonable advance notice, provide to CLIENT information and access to production cost information.

	2.3	Quality. Develop and maintain quality control standards consistent with those standards described below.

	2.4	Documentation. Prepare the Documentation, or, at CLIENT’s request, provide reasonable assistance to CLIENT in preparing the documentation, including technical documentation for product test, manufacturing, and the repair and maintenance of the CLIENT Products and other materials as deemed necessary by CLIENT to market and license CLIENT Products on a worldwide basis. Costs for these services to be paid by CLIENT according to the terms of this Agreement, and CLIENT will have ownership rights to the resulting work product (CAD, drawings, documentation, BOMs, etc.).

	2.5	Warranty. Provide the warranty and support services called out in this Agreement.

3.	Definitions

The following capitalized terms will have these definitions for the purposes of this Agreement:

3.1	“Agreement Coordinator” means the person designated by each party to act as an overall coordinator for activities performed by that party under this Agreement.

3.2	“Approved Vendor List” or “AVL” refers to a BOM cross referencing CLIENT mandated vendors and their associated components deemed critical to the success of the Product. CLIENT may, at its own discretion, also maintain a contractual relationship with these AVL vendors if they are perceived to be critical to the success of the Product. The terms and conditions of any such CLIENT-AVL Vendor agreements will be shared with D&K as appropriate.

3.3	“Bill of Materials” or “BOM” is a list identifying all the Product’s components, their associated part numbers, part revision level, their quantity per fully assembled unit, part cost, and Lead Time.

3.4	“Purchase Order” or “PO” is a financial agreement to purchase a specific quantity of Product within a given period of time.

3.5	“Consumables” refers to consumable items, or similar products necessary for CLIENT Product manufacture and test.

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3.6	“Deliverables” mean D&K responsibilities in the development of suppliers and supply chain, development of manufacturing processes, development of line and component Tooling, manufacturing of prototypes and Products, generation of Test Reports and Documentation, and meeting any other D&K performance objective under this Agreement or through an agreed to statement of work (as defined in Exhibit B). A Deliverable is a performance objective and does not denote a transfer of title or ownership.

3.7	“Delivery Date” means the date specified in a Purchase Order for the delivery of CLIENT Products by D&K to the destination required under the Order.

3.8	“Documentation” means the user and technical manuals and other documentation that may be prepared in accordance with the terms of this Agreement and made available for use in connection with distribution of the CLIENT Products (e.g. Product quality plan, CAD drawings, BOM, etc.).

3.9	“Eligible Purchasers” are only those entities identified by CLIENT as authorized to buy Product from D&K.

3.10	“Field Failures” refers to those units that display some aspect of functional failure while on site at end customer location.

3.11	“First Article Data” means a written report which records the preliminary values of part testing on specified dimensions or parameters, and out of tolerance conditions of a given part.

3.12	“Forecast” published via a Purchase Plan, are CLIENT non-binding estimates of its monthly purchase requirements over a twelve-month period, or such other period agreed to by the parties.

3.13	“Intellectual Property Rights” means all rights in patents, patent applications, copyrights, moral rights, trade secrets, mask works, Marks and other similar rights.

3.14	“Lead Time” refers to the time between the date a PO is released and the Delivery Date of Product.

3.15	“Marks” means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

3.16	“Manufacturing Release” or “MR” refers to commencement of production of sellable, market-ready units. This is characterized by continuous or multi-batch production and a stable, reliable design.

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3.17	“Orders” will refer to the Purchase Orders or any other valid CLIENT purchase orders placed with D&K.

3.18	“Non-complying Products” means any CLIENT Product received by CLIENT that does not comply with the mutually agreed upon Acceptance Criteria and Requirements at the time of shipment, or otherwise does not comply with the requirements of an Order or other provisions of this Agreement. Non-complying Products include, over-shipments, and early shipments.

3.19	“Parts” or “Service Parts” means replacement parts, components, Consumables or other products that may be supplied in conjunction with or as additions to the CLIENT Products.

3.20	“Pre-Existing Intellectual Property” means any patent, trade secret (including D&K’s supply chain, other than those suppliers listed on the AVL), invention, work of authorship, mask work or protectable design that has been conceived or developed prior to the beginning of performance of this Agreement.

3.21	“Product” means each of the Product and Service Parts described in Exhibits A & C, and to be manufactured by D&K based on the Requirements and Specifications provided by CLIENT.

3.22	“Property” means CLIENT equipment, materials and information, including drawings, equipment, equipment spare/repair parts, CAD & Gerber files, tools, jigs, fixtures, testers provided to D&K by CLIENT or purchased by D&K on CLIENT’s behalf and separately paid for by CLIENT for use by D&K in connection with this Agreement.

3.23	“Prototype” means the pre-production unit of a CLIENT Product, manufactured and packaged in accordance with the Requirements and Specifications, or other CLIENT-specified requirements.

3.24	“Purchase Plan” is a non-binding forecast of anticipated CLIENT purchase requirements over a twelve month period, or such other period agreed to by the parties.

3.25	“Requirements” means: 1) CLIENT developed and or approved Product Specifications, designs, drawings, schematics, and BOMs (all as per Exhibit G), 2) Quality control requirements (as per Exhibit G), and 3) CLIENT mandated vendors listed on the AVL (as per Exhibit F), and 4) CLIENT supplied or purchased manufacturing assembly instructions, manufacturing processes, test processes, fixtures and software (all as per Exhibit G), all which will be used by D&K in meeting D&K Deliverables.

3.26	“Ship Date” is that date when the specified number of units called out on the “PO” is ready to be transported.

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	3.27	“Specification” or “Spec” refers to the technical attributes of a part, sub assembly or system design, defined in order to ensure proper form, fit and functionality in order to meet test parameters and handling needs. The Specifications are defined in Exhibit G.

	3.28	“Technical Assistance” means D&K-provided assistance, training and consultation whether technical in nature or otherwise relating to the manufacture, operation, use, testing, quality control, refurbishment, service, and maintenance of the CLIENT Products.

	3.29	“Technical Manufacturing Information” means the manufacturing information, process and technology developed by D&K or third parties under its control to manufacture and test the CLIENT Products including (excluding the Requirements), but not limited to: (i) manufacturing process and assembly information, D&K suppliers and pricing, test and assembly software, line schematics, drawings or other materials pertinent to the most current revision level of manufacturing of the CLIENT Products, (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and other manufacturing line assembly tooling designs; (iv) support documentation; and (v) any additional technical information or materials deemed necessary and developed by D&K to manufacture the Products in this Agreement.

	3.30	“Test Reports” means the documentation prepared by D&K that includes records of tests conducted and results obtained with respect to both hardware and software components of the Prototypes, or CLIENT products.

	3.31	“ECO Process” means the engineering change order process maintained and administered by D&K to control the process by which changes are implemented to Requirements, Specifications, Deliverables, etc. CLIENT and D&K will jointly review and approve all relevant ECO change requests from either Party.

	3.32	Tooling” means any part tooling or dies, or other property either built or acquired by D&K in connection with its performance of this Agreement and as listed in Exhibit D.

4.	Intellectual Property and Trademark

4.1

General. Each party will maintain all right, title and interest in Pre-Existing Intellectual Property and Intellectual Property Rights developed or accrued during the Term through activities that are independent of the parties’ work together under this Agreement, subject to any licenses granted in this Agreement.

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4.2	Trademark Usage. Nothing in this Agreement implies the grant of any license from one party to the other to use any Marks. Notwithstanding the foregoing, CLIENT grants to D&K the non-exclusive, limited right to reproduce any designated CLIENT Marks on CLIENT Products as directed by CLIENT during the Term.

4.3	CLIENT Rights.

4.3.1	CLIENT Ownership. Subject to D&K’s rights specified in Section 4.4 below, CLIENT will own all right, title and interest in all Property, including, but not limited to, all Intellectual Property Rights, in and to the Requirements, the Developments as defined below, and any CLIENT purchased Technical Manufacturing Information. D&K hereby assigns and agrees to assign (and have its employees and third party contractors employed by D&K assign) to CLIENT any Intellectual Property Rights it may have in any Property, including any such rights that it may possess in any Development and in any CLIENT purchased Technical Manufacturing Information and to take such actions necessary to effectuate such assignments to CLIENT. In addition, D&K will, at CLIENT’s expense, assist CLIENT in preparing and executing any documents necessary to obtain Intellectual Property Right protection for such Developments on a world-wide basis. CLIENT reserves all rights in all Property, and grants no one (including D&K) any licenses in any Property other than the express licenses set forth in Sections 4.4.2.

4.3.2	D&K Obligation to Inform CLIENT of Developments. During the Term plus any period of support that may survive termination of this Agreement, D&K agrees to inform CLIENT promptly of any new processes, inventions, discoveries, technologies, or materials developed in connection with its paid performance under this Agreement and directly related to CLIENT Product (collectively, “Developments”). CLIENT will own all Intellectual Property Rights in Developments. Any Developments created by D&K in connection with its paid performance under this Agreement and directly related to CLIENT Product will be used solely by D&K for the testing and manufacturing of CLIENT Products, and D&K agrees to maintain the confidentiality of each Development created by D&K.

4.3.3	D&K Grants CLIENT License. To the extent any of D&K’s Pre-Existing Intellectual Property, other than that supplied to CLIENT in accordance with Section 4.3.4, is incorporated within any CLIENT Product, D&K grants to CLIENT, under its Intellectual Property Rights, a non-exclusive, irrevocable, perpetual, world-wide, royalty-free license to use, reproduce, display, distribute, import and disclose such Pre-Existing Intellectual Property solely as integrated with the CLIENT Product. Such license will include the right to sublicense distributors, resellers and other third parties to achieve the foregoing. (NOTE: Aside from the suppliers on the AVL, D&K’s supply chain is not considered a part or process incorporated within the CLIENT Product and, as such is excluded from this provision and shall not be shared, for any purpose, with any third party without the prior written authorization of D&K.)

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4.3.4	Feedback License. The remainder of this Agreement notwithstanding, except where CLIENT has purchased services from D&K pursuant to which D&K is obligated to share such information with CLIENT, D&K has no obligation to give CLIENT any suggestions, comments or other feedback relating to the Product (“Feedback”). CLIENT may use and include any Feedback that D&K voluntarily provides to improve the Product and other related CLIENT products. Accordingly, if D&K provides Feedback to CLIENT, D&K agrees CLIENT and its licensees may use, reproduce, license, distribute, sublicense and otherwise commercialize the Feedback. D&K Feedback will be provided as is and D&K makes no representations or warranty to the accuracy, completeness, usability and/or IP ownership of the Feedback.

4.4	D&K Rights.

4.4.1	D&K Manufacturing Rights. Unless paid for by CLIENT (i.e. contracted engineering services), D&K will retain all right, title and interest, including all Intellectual Property Rights, in and to D&K’s Technical Manufacturing Information for the CLIENT Products, subject to CLIENT’s rights in its Pre-Existing Intellectual Property and in Developments under Section 4.3.2 above and CLIENT’s manufacturing rights under Section 16 below. Any Technical Manufacturing Information developed by D&K for the sole purpose of manufacturing CLIENT Products will be used solely by D&K for the testing and manufacturing of CLIENT Products, and D&K may only sell such Products to CLIENT or Eligible Purchasers. CLIENT agrees to maintain the confidentiality of D&K’s Technical Manufacturing Information under the terms specified in Section 16 below. Some Technical Manufacturing Information may be developed at D&K’s expense to facilitate manufacturing efficiencies and would be considered a trade secret and rights to transfer this information to third parties is not granted under this Agreement. The list of D&K developed component and service suppliers is considered a CLIENT trade secret developed at great expense which, if shared with others, might unfairly enrich the receiver; therefore rights to transfer this information to third parties is not granted under this Agreement without the prior written authorization of D&K.

4.4.2	CLIENT Grants License. CLIENT grants to D&K, under CLIENT’s Intellectual Property Rights, a non-exclusive, non-transferable, worldwide, royalty-free license to use the Requirements during the Term to design, develop, test and manufacture the Deliverables, for sale to CLIENT or Eligible Purchasers, for the term of this Agreement. D&K agrees to maintain the confidentiality of the Requirements and any disclosed Intellectual Property under the terms specified in Section 24 below.

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5.	CLIENT Tooling and Property

5.1	Loan of Property. Any CLIENT Tooling or Property required to be supplied to D&K or D&K third party vendors will be provided as loaned equipment under the terms of this Section 5. Unless otherwise agreed, CLIENT retains all right, title and interest in and to all CLIENT Tooling and Property.

5.2	Restrictions on Use. D&K agrees to take all necessary measures to ensure that all CLIENT Tooling and Property, both located at D&K manufacturing location(s) and at component supplier locations, will:

5.2.1	Be used only in the performance of this Agreement;

5.2.2	Be clearly marked or tagged as the property of CLIENT;

5.2.3	Be and remain personal property, and not become a fixture to D&K’s real property;

5.2.4	Be subject to inspection by CLIENT at any time upon reasonable advance notice;

5.2.5	Be kept free of liens and encumbrances and not be sold, assigned, pledged or otherwise transferred.

5.3	Risk of Loss. Liability for loss or damage to Property will pass to D&K after D&K has signed for receipt from the carrier and verified the contents and part count of such Property. Liability for loss or damage to CLIENT Tooling purchased by D&K on CLIENT’s behalf will pass to D&K upon receipt of CLIENT’s first installed payment for such Tooling. In no event shall D&K’s liability for loss or damage to such CLIENT Tooling or Property exceed the book value of the CLIENT Tooling or Property. Liability for loss or damage to CLIENT Tooling purchased by D&K on CLIENT’s behalf or Property will pass back to CLIENT upon D&K’s tender of such CLIENT Tooling or Property to a carrier for shipment to CLIENT or other approved CLIENT vendor. D&K shall return all CLIENT Tooling or Property to CLIENT, upon request of CLIENT, in the same condition as received by D&K, with the exception of normal wear and tear.

5.4	CLIENT Warranty Disclaimer. CLIENT warrants that it has the right to make available to D&K the CLIENT Tooling and Property to enable D&K to perform its obligations under this Agreement and that the property will meet its intended function when delivered if installed and used properly.

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5.5	Software. ANY SOFTWARE OR FIRMWARE PROVIDED TO D&K BY CLIENT IS LICENSED TO D&K DURING THE TERM NON-EXCLUSIVELY FOR USE SOLELY TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. SUCH SOFTWARE AND FIRMWARE MAY NOT BE TRANSFERRED OR SUBLICENSED AND MAY NOT BE DISASSEMBLED OR DECOMPILED WITHOUT CLIENT’S EXPRESS ADVANCE WRITTEN CONSENT.

5.6	Acquisition and Qualification of Tooling

5.6.1	Tool Management. In accordance with specifications provided by CLIENT, or jointly between D&K and CLIENT as part of the design process, D&K will arrange for the design, fabrication, delivery, qualification, calibration, and ongoing management of Tooling.

5.6.2	Tooling Vendor Selection. D&K will make efforts to award Tooling business to a vendor base which affords the right balance of competitive cost, quality & delivery proportional to the volume needs of the CLIENT program.

5.6.3	CLIENT Approval. D&K will send CLIENT a copy of its part Tooling qualification report, and will obtain CLIENT’s written approval before they are used in support of D&K’s manufacturing.

5.6.4	Corrective Actions. In the event that CLIENT does not concur with D&K’s part Tooling qualification results, CLIENT has the right to reject the use of the new Tooling until corrective actions are taken.

5.6.5	Tool Life. CLIENT shall approve all mold tools developed for appropriateness of Tool life to meet CLIENT’s business objectives with respect to overall expected Product volume and Service Parts supply.

5.6.6	Legal Title. Legal title to all Tooling acquired hereunder shall be conveyed by the manufacturer or fabricator thereof (including, as applicable, D&K) at the outset to CLIENT, provided that payment for same is met per agreed upon terms.

5.6.7	Cost. Subject to the terms of this section, the price to be paid by CLIENT for Tooling any outside services or Property shall be the same price paid by D&K plus a fee not to exceed 15%.

5.6.8	Administration. At CLIENT expense, D&K will execute any further documents necessary to protect the legal ownership interest of CLIENT, including, but not limited to, UCC-1 forms to be filed under the laws of the United States.

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5.6.9	Tool Marking. The tools will be marked in a permanent fashion with the following information: “Property of CLIENT”, Tool number, Part number and revision, Part name, number of cavities, and Tool weight. For family tools, all associated Part numbers and revisions will be noted.

5.6.10	Part Marking. Molded parts will have legible markings visible in the molded part, as permitted due to constraints of part functionality, part size, and labeling costs to be agreed to mutually between D&K and CLIENT. Flexible plastic bottles, electrical connectors and rigid plastic sheeting are the only exceptions.

5.7	Tooling Payment Terms. CLIENT will own all rights and title to any Tooling acquired hereunder, notwithstanding possession by D&K or D&K’s subcontractor, provided that payment for same is met per agreed upon terms. Following CLIENT written approval for commencement of fabrication of any item of Tooling (approval shall include approval of the price), CLIENT is obligated to pay for such item of Tooling according to Section 5.6.7.

5.8	Tooling and Property Maintenance. D&K will maintain the Tooling and Property in good working condition at CLIENT expense. In the event that D&K considers it necessary to renew the Tooling, purchase any Property or spare/repair parts for Property for the manufacturing of the CLIENT’s Products, or to modify or add alterations to the existing Tooling or Property to meet CLIENT Requirements, D&K Deliverables, Manufacturing Volumes Requirements, D&K will obtain approval from CLIENT prior to the actual implementation. CLIENT will not withhold the approval unreasonably. Assuming the warranty terms of the tools and Property are not being violated, the costs required for such purchases, renewals, modifications or alterations will be borne by CLIENT. Subject to CLIENT fulfilling its payment obligations, CLIENT will own all rights in any modifications or improvements to the Tooling and Property. D&K shall inform CLIENT in advance of change in physical location of Tooling and Property (for example, changes to suppliers).

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6.	Order and Shipment

6.1	Orders. CLIENT will place a Purchase Order (PO) for completed products with D&K, along with a requested Product delivery schedule. CLIENT and D&K will work together to ensure that this PO is placed sufficiently in advance of the requested Product delivery schedule to enable D&K to order the necessary material to comply with the PO and Product Delivery Schedule. This PO and Product delivery schedule will be binding and document CLIENT’s financial obligation to D&K to cover the material that D&K places on order with suppliers and all Manufacturing Charges (scrap, freight, labor, manufacturing overhead, S,G&A and profit). D&K shall make CLIENT aware of this financial burden per Section 7.3 below. Each PO will include: (i) unit quantity; (ii) unit price; (iii) shipping destination; (iv) Ship Date; and (v) other instructions or requirements pertinent to the PO. All Orders received prior to the Lead Time shall be filled by D&K according to the terms of the PO. To the extent of any inconsistency between the terms of a PO and the terms of this Agreement, the terms specified in this Agreement shall control and take precedence. CLIENT may increase the quantity of Product in a batch order or accelerate order date of such batches set forth in Exhibit C so long as CLIENT pays for such orders in advance and order is placed according to material lead times. CLIENT may designate certain units to be shipped to destinations outside of the United States. In such case, D&K shall manufacture the designated units to meet the equivalent foreign requirements provided CLIENT has had said units certified to be compliant with regulatory requirements in the destination countries.

6.2	Order Acknowledgment. A PO shall be deemed to have been placed as of the date of confirmation of receipt of the PO by D&K. D&K will confirm the receipt of a PO electronically or through facsimile to CLIENT within five (5) working days for all orders placed. D&K shall have five (5) additional working days in which to accept or reject the Order for orders of similar volumes and delivery schedules. D&K shall accept all PO’s that conform to the terms of this Agreement and provide sufficient Lead Time (including Order increases).

6.3	Order cancelations or order reductions. CLIENT will place POs for a volume of Product. In the event CLIENT requests in writing a change or cancelation of a PO, D&K shall endeavor to cancel, or delay for future Orders, as much of the affected excess material as possible. For all material that cannot be cancelled or rescheduled, D&K will invoice CLIENT for full payment of the excess material (including applicable restocking charges) called out in the original PO and ship the material to a CLIENT designated location. Excess material will be invoiced at actual inventory acquisition cost, including component cost, inbound freight, outbound freight plus a material burden of 15%. D&K agrees to repurchase this excess material from CLIENT should production of CLIENT Products resume. NOTE: If actual Product demand from CLIENT necessitates frequent changes, cancellations or ‘push-outs’ of POs, any product delivery cost increases which are actually incurred by D&K as a direct result thereof will be reflected in the Product cost to CLIENT and/or additional NREs. In addition, documented line stoppages, pauses, shutdowns, or any other delays to the build schedule caused directly or indirectly by cancelations or reductions may be subject to additional NRE charges. All additional NRE charges will be submitted in writing for approval by CLIENT in advance.

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6.4	Forecasts. On a monthly basis CLIENT will provide a rolling twelve (12) month Purchase Plan. It is expected that D&K shall communicate the CLIENT Purchase Plan throughout D&K’s supply chain with each CLIENT update, as necessary. Unless covered by a PO, any quantities listed in any Purchase Plan or other correspondence, are only estimates made as an accommodation for planning purposes and do not constitute a commitment on CLIENT’s part to purchase such quantity. Financial commitments for purchase are covered under POs.

6.5	Lead Time. Manufacturing Lead Time for quantity ____ of CLIENT Product will be ____ (_) weeks. Per Section 7.3 below, items identified as long lead time components may be purchased in advance if covered by a PO. The approved long lead time component list may be amended as required to support Product lead time.

6.6	Intentionally blank.

6.7	Shipment Requirements. D&K shall give CLIENT written notice, via electronic means, if it knows that it cannot meet a Ship Date or that only a portion of the CLIENT Products will be available for shipment to meet a Ship Date. Approval from CLIENT is required for partial, advance, or over shipments. CLIENT may utilize drop shipment options to any CLIENT designated delivery destination. If CLIENT designates a drop shipment location that exceeds the allocated shipping cost provided in the product price, CLIENT agrees to pay any additional costs associated with the shipment, unless such drop shipment is caused by D&K’s delay.

6.8	Title and Risk of Loss. Title (subject to completion of payment terms) to CLIENT Products ordered under this Agreement, and risk of loss or damage will pass from D&K to CLIENT upon CLIENT’s loading by CLIENT designated carrier of Products (EXW (Ex Works) D&K manufacturing location.

6.9	Shipping Documentation. Each delivery of CLIENT Products to CLIENT shall include a packing list that contains at least:

6.9.1	The PO number and the CLIENT part number

6.9.2	Destination location and CLIENT reference number

6.9.3	The quantity of CLIENT Products or Parts shipped

6.9.4	The date of shipment

6.10	Packaging. Product packaging design shall be supplied by D&K, and D&K shall provide CLIENT with an estimate of such design charges. D&K shall package, handle, label and pack CLIENT Products. Such packaging is included in the Transfer Price set forth in Exhibit C. If specified by CLIENT, D&K shall utilize reusable packaging.

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7.	Price, Cost and Payment Terms

7.1	CLIENT Product and Part Prices. D&K’s prices for CLIENT Products and Service Parts are listed in Exhibit C, in U.S. currency unless otherwise stated D&K agrees, upon request, to utilize the format outlined in Exhibit C to respond to CLIENT Product requests for quotation. Final transfer pricing for the first batch of 100 units will be determined after the Pilot Run materials are purchased and the Pilot Run of 3 units have been completed. Transfer pricing for subsequent batches will be based on actual material and labor costs in previous batch build.

7.2	Economic Order Quantities. D&K shall strive to order a volume of components that effectively balances inventory exposure with volume discount pricing and set-up and shipping costs. D&K and CLIENT shall work together to make these decisions based on the current overall economic and production situation at the time. If the volume of components required to reach mutually agreed to economic order quantities exceeds the quantity covered under the PO, CLIENT will place an additional purchase order with D&K to cover the additional components.

7.3	Material Exposure & Inventory Report. D&K shall be proactive in reporting, on a monthly basis, the status of CLIENT’s financial exposure of all material in the pipeline and on hand in inventory (“Material Exposure and Inventory Report”). A breakdown shall be provided showing material to meet open POs to meet EOQ/MOQ (as defined below). The Material Exposure and Inventory Report will also include a list of all slow moving inventory that has had zero demand over the last 60-day period and has zero forecasted requirements for the next 60 days. CLIENT’s financially responsibility for inventory designated as slow moving will be to purchase said inventory at actual inventory acquisition cost (direct material cost including inbound freight) plus material burden of 15%. D&K agrees to warehouse CLIENT owned inventory and agrees to repurchase CLIENT owned inventory per said CLIENT owned inventory agreement should demand for CLIENT owned inventory resume. CLIENT will be financially responsible for all material in the pipeline that has been ordered to accommodate the Orders and that is reported in the monthly Material Exposure & Inventory Report. All material ordered outside BOM documented lead time, minimum order quantities (“MOQ”), or to achieve economic order quantities (“EOQ”) for parts must be approved by CLIENT. CLIENT agrees to work with D&K to mitigate D&K’s unreasonable risk of financial exposure due to all material in the pipeline, or on-hand, as outlined in the Material Exposure and Inventory report on a quarterly basis via PO or wire transfer. Materials will be invoiced at actual inventory acquisition cost, including component cost, inbound freight, outbound freight plus a material burden of 15%. D&K agrees to repurchase this excess material from CLIENT should production of CLIENT Products resume. Such repurchase shall be at the same cost paid by CLIENT.

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7.4	Audit Rights. CLIENT, or its designated representative/agent, shall have the right to audit D&K’s manufacturing and assembly process and BOM upon reasonable notice.

7.5	Cost Reduction Proceeds Guideline. Cost reduction proceeds from initial baseline manufacturing cost (defined in Exhibit C) will be split at a ratio of 50% to CLIENT and 50% to D&K as it is expected that D&K shall make investments to reduce cost by sourcing high-cost components through alternative suppliers and fabrication processes, and improving manufacturing and test processes. D&K agrees to pay for the up-front investments to make these cost improvements. When the cost reduction is realized, D&K will be entitled to full repayment of its investment in this cost reduction before the cost savings is shared with CLIENT. If CLIENT makes the initial investment to reduce costs, CLIENT will be entitled to full repayment of its investment in this cost reduction before the cost savings is shared with D&K. All cost reduction proceeds sharing will be calculated based on the Direct Manufacturing Cost after any agreed-to mark-up as defined in Exhibit C.

7.6	Payment Terms. Unless specifically noted in Exhibit C, all shipments will be Ex Works (incoterms 2010) D&K manufacturing location, payment for CLIENT Products will be made in US currency, and will be net forty five (45) days, after D&K has made the Product available for pickup by CLIENT’s designated carrier. For any undisputed invoice that CLIENT fails to pay within 15 days beyond the due date, the amount due shall bear interest until paid at a rate of 1% per month. CLIENT will not be liable for any costs related to or payments for unordered or Nonconforming Products. CLIENT to provide quarterly financial statements and bank statements to D&K demonstrating that CLIENT has sufficient funds on-hand to cover all outstanding accounts receivable (associated with CLIENT’s “first” manufacturing units) or provide security deposits and/or pre-payments.

7.7	Intentionally Blank

7.8	Sales Taxes and Duties. Prices are inclusive of all taxes and duties that may arise prior to D&K shipment of the Products (including but not limited to sales, withholding, excise, import or export, stamp, value added tax or similar tax). During the course of fulfilling the obligations of this agreement, D&K may adjust prices for changes in any aforementioned import duties or taxes. If D&K is required to collect or prepay any taxes or duties upon shipment of the CLIENT Products from the EXW (Ex Works) D&K manufacturing location, then any such taxes or duties shall appear as a separate item on D&K’s invoice. CLIENT agrees to pay such taxes or duties unless CLIENT is exempt from such taxes or duties. Where applicable, CLIENT will provide D&K with an exemption resale certificate.

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8.	Non-complying Products

8.1	Repair or Replacement. CLIENT may return a Non-complying Product for either, at D&K’s discretion, replacement or repair at D&K’s expense.

8.2	Repair Period. D&K shall return the replacement or repaired CLIENT Products as soon as possible but in no event later than fifteen (15) working days (plus any replacement Part lead time from third parties) after the Non-complying Product is received, inspected, and root cause is determined provided D&K is manufacturing the Product(s) and there are no manufacturing line stoppages, pauses or shutdowns.

9.	Return of Products

9.1	Return Materials Authorization. All CLIENT Products returned by CLIENT to D&K must be accompanied by a Return Materials Authorization (“RMA”). Unless further verification is reasonably required by D&K, D&K shall supply an RMA within five (5) workdays of CLIENT’s request. CLIENT may return the CLIENT Product without an RMA if verification has been provided and D&K fails to provide an RMA.

9.2	Return Charges. All Non-complying Products returned by CLIENT to D&K will be at CLIENT’S expense. All replacement or repaired CLIENT Products shipped by D&K to CLIENT to replace Non-complying Products, shall be at D&K’s expense. Non-complying product returned to Any Non-complying Product returned by CLIENT which, after inspection by D&K, is found to be compliant with the mutually agreed upon Acceptance Criteria and Requirements at the time of shipment, will be shipped back to CLIENT or scrapped at CLIENT’S expense, and reasonable charges associated with inspection, testing and handling will be invoiced to CLIENT.

9.3

Duty to Remove Marks or Destroy Non-complying Products. D&K agrees not to sell, transfer, distribute or otherwise convey any part, component, product or service bearing or incorporating CLIENT Marks, part numbers or other identifiers, including any CLIENT packaging, copyrights or code, to any other party other than to Eligible Purchasers. D&K shall remove from all rejected, returned or un-purchased CLIENT Products any such CLIENT Marks or identifiers, even if such removal would require destruction of the CLIENT Products.

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10.	Vendor Base Management

10.1	Management. D&K shall manage all vendors found on the AVL in Exhibit F. D&K shall be proactive in resolving all D&K-to-vendor issues such as: discrepant material, material push-outs or pull-ins, on-time delivery and cost savings realization.

10.2	Relationship. D&K shall manage CLIENT mandated vendors, found on the AVL in Exhibit F, as if they were D&K source vendors. Efforts shall be made to affect a synergistic business relationship to ensure a successful supply chain.

10.3	Intentionally blank

10.4	Authority to Purchase Materials. In order to meet CLIENT Orders D&K is authorized by CLIENT to purchase materials and make commitments to vendors using standard purchasing practices including, but not limited to, acquisition of material recognizing supplier lead times, supplier imposed minimum order quantities (MOQ), minimum build quantities, economic order quantities, component overfill policy, and agreed to inventory buffers.

10.5	CLIENT’s Financial Responsibility. CLIENT acknowledges its financial responsibility for the materials purchased by D&K to support CLIENT Orders, written requested inventory buildup (if any) and as eventually captured in the monthly Material Exposure & Inventory Report (Section 7.3) and the PO.

10.6	Management of Materials. D&K agrees to manage inventory and purchase materials in a manner that is cost effective.

10.7	AVL. D&K agrees to procure the critical materials called out in Exhibit F, only from vendors listed on this CLIENT Approved Vendor List (AVL). D&K shall not deviate from the CLIENT AVL without CLIENT’s prior written approval and CLIENT agrees to communicate to D&K, in writing and electronically, any and all changes to the CLIENT AVL. D&K’s unit price-Ex-Works D&K facility assumes use of D&K approved suppliers to be approved by CLIENT. D&K’s unit price-EX-Works D&K manufacturing location(s) pricing may be subject to increases if CLIENT decides not to use D&K approved suppliers for CLIENT Products.

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10.8	Supply Chain NRE. CLIENT agrees to pay all non-recurring expenses (NRE) incurred by D&K during the setup of the supply chain, so long as these expenses have been pre-approved by CLIENT in writing. NRE includes, but is not limited to, Supplier qualification, MRP setup, Tooling costs, Tooling transfer (from existing suppliers), Supplier quality/regulatory engineering and Component engineering costs.

10.9	Premiums. D&K will charge CLIENT for any purchase premiums, expediting fees or special freight costs incurred as a result of a CLIENT caused occurrence, including but not limited to, CLIENT demand inside lead time, and late delivery of parts procured by CLIENT.

10.10	Procurement Responsibility. CLIENT expects a full supply chain turnkey solution with D&K. In those cases where CLIENT feels it necessary to use specific vendors, CLIENT and D&K agree to define procurement roles and responsibilities where CLIENT controls any terms and conditions of the CLIENT AVL supply chain, additional NREs may apply.

10.11	Minimum Lot Sizes. Minimum production lot sizes will be reviewed and mutually agreed upon on no less than a quarterly basis.

11.	Engineering Process or Design Changes

11.1	D&K Proposed Changes. D&K will not, without the prior written consent of CLIENT, make or incorporate in CLIENT Products any of the following changes (collectively, “Engineering Changes”): (i) design changes; or (ii) geographical relocation of manufacturing processes Any change to be proposed shall include the data of a cost benefit analysis supporting the requested change. Material or components rendered obsolete through approved changes will be the liability of CLIENT.

11.2	Notice of Change. D&K shall give CLIENT notice of any proposed Engineering Change, and shall provide financial valuation of material potentially rendered obsolete, evaluation samples and other appropriate cost benefit analysis data, including administrative, material and labor costs to implement any proposed Engineering Changes at least sixty (60) days prior to the first proposed shipment of any CLIENT Products.

11.3	CLIENT Proposed Changes. CLIENT may request in writing changes to CLIENT-supplied drawings, designs, or other Requirements during the manufacture of released CLIENT Products. Any such changes will be implemented through D&K’s engineering change order (ECO) process; provided that D&K will not reject any such request required for safety or legal compliance, and will act in a timely and reasonable manner for all others. The applicable administrative, material and labor costs to implement any proposed Engineering Changes and any corresponding adjustments to prices and, or delivery schedules will be communicated in writing to the CLIENT for authorization. Raw material that becomes obsolete due to CLIENT changes will be invoiced to CLIENT at the cost of the material plus a 15% markup. If requested by CLIENT, D&K shall make a reasonable effort to return material to manufacturer or to find an alternate means of utilizing the material, with a mutually agreed to administrative fee.

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12.	Migration to New Process or Manufacturing Location.

12.1	Migration to New Process or Location. In the event that D&K adopts a new process, process technology or location to replace the existing process used to manufacture the CLIENT Products, D&K will seek, and must obtain, CLIENT’s approval, prior to migration of the CLIENT Products to the new process or location.

12.2	Process Change Requirements. If Prototypes of the CLIENT Product produced using the new process fail to meet the performance of the CLIENT Product produced with the existing process, D&K shall continue to manufacture such CLIENT Products using the existing process.

13.	Quality & On-Site Inspection

13.1	Quality Program. D&K agrees to maintain an objective quality program for all CLIENT Products. D&K’s quality program will be in accordance with the mutual agreed upon quality Requirements and Specifications as outlined in Exhibit G, and if applicable, any additional or substitute quality requirements agreed to by the parties. D&K shall, upon CLIENT’s request, provide to CLIENT copies of D&K’s quality program and supporting test documentation.

13.2	CLIENT’s Right to Inspect. Upon reasonable notice, CLIENT has the right to inspect, at D&K’s plant, the CLIENT Products and associated manufacturing processes. CLIENT’s inspection may be for any reason reasonably related to this Agreement, including to assure D&K’s compliance with CLIENT’s Requirements. CLIENT s right of inspection shall apply as well to any vendor or subcontractor sourced by D&K. D&K shall inform such vendors or subcontractors of CLIENT’s right to inspect, and, if necessary, use all reasonable efforts to secure such rights for CLIENT.

14.	Warranties

14.1	Product Warranty. D&K warrants that all Products supplied hereunder shall:

14.1.1	Be manufactured, processed, and assembled by D&K or by third parties under D&K’s direction.

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14.1.2	Be manufactured in accordance with the Requirements and Specifications agreed to by the parties and be free from defects in workmanship under normal use for twelve (12) months from the date of manufacture. D&K, at its discretion, or repair or replace Product, at D&K expense, provided that the Product fails within the warranty period. CLIENT may return any such defective Product and D&K shall repair or replace such defective Product in accordance with the process and procedures set forth in Sections 8 and 9 above.

14.1.3	Be new and contain only new Parts, except as otherwise agreed to by the parties. D&K shall exercise its commercially reasonable efforts to obtain warranties from third party suppliers that are consistent with the terms of section 14.1.2. D&K shall pass through all warranties obtained from such third party suppliers.

14.1.4	Subject to compliance with payment terms by CLIENT, Product will be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership.

14.1.5	Not knowingly violate or infringe any third party Intellectual Property Rights as to the D&K Deliverables. If D&K learns of any claim or any facts upon which a claim could be made, it shall promptly notify CLIENT of this information.

14.1.6	Additional Warranties. D&K further warrants that (a) it has all required permits and authorizations to produce the Products, (b) the production of the D&K Deliverables shall be performed in compliance with all applicable laws and regulations and industry standards including, without limitation, laws, regulations, executive orders and standards applicable to wages, work hours, work place safety, child labor, prison or forced labor, protection of the environment, and the prohibition of discrimination based on the basis of race, color, national origin, gender, religion, disability, sexual orientation or political opinion and (c) it shall not knowingly use or follow any processes during the course of its manufacturing, assembly and testing of Products under this Agreement (excluding any such processes selected for D&K and required by CLIENT) that infringe any third party Intellectual Property Rights. D&K will not be responsible for validating any third party’s compliance with the provisions of this Section 14.1.6.

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14.2	Limitation of Warranty & Limitations of Remedy. D&K shall have no liability or responsibility for any costs, losses or damages due to defective or failed Product claims to the extent that the claims result from: (a) D&K’s compliance with the Requirements, Specifications or manufacturing processes supplied by CLIENT, (b) abuse or misuse of Product, (c) design flaws or inappropriate design parameters provided by CLIENT, (d) follow-on handling, failure to install the Equipment properly, or external factors after shipment of the Product from D&K, (e) repair, attempted repair, modification, or alteration of the Product by a party other than D&K , (f) defects in materials and components sourced from or provided by third party suppliers, or for which those material and component warranties are already expired. Pass through warranties from third party suppliers does not cover re-work (assembly, disassembly, test) of subsystems or Products. Such re-work will be charged to the client on a T&M basis. D&K makes NO WARRANTY as to software that is supplied on an “AS IS” basis. Likewise, D&K makes NO WARRANTY as to prototypes, pre‑production units, pilot units, or units shipped at CLIENT’s request with less than the testing provided for in the work order for production units, provided that D&K notifies CLIENT in writing that testing has been inadequate prior to the time any such unit is shipped.

THE WARRANTIES CONTAINED IN THIS SECTION 14 ARE IN LIEU OF, AND D&K AND CLIENT EXPRESSLY DISCLAIM AND WAIVE ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE.

14.3	Survival of Warranties. Except as otherwise specifically provided above, all warranties specified above will survive any inspection, delivery, acceptance, or payment by CLIENT.

14.4	Alternatives to Factory Repair for Warranty Claims. The parties agree to evaluate means other than returning to factory non-complying product under valid warranty for repair or replacement (e.g., D&K or third-party onsite repair).

15.	Other Warranty Services

15.1	Refurbishment Program. D&K shall, if mutually agreed with CLIENT, establish a refurbishment program for field failure units of those Products listed on Exhibit A. Terms and conditions for this program will be mutually agreed to at a later date and documented in Exhibit B and Exhibit C, as appropriate.

15.2	Service Parts. D&K shall, if mutually agreed with CLIENT, establish a Service Parts management program for those Products listed on Exhibit A. Terms and conditions for this program will be mutually agreed to at a later date and documented in Exhibit B and Exhibit C, as appropriate.

15.3	Tracking of Failure or Non-Performance. D&K shall establish and maintain an orderly process to monitor and analyze information received with respect to any failure or non-performance of CLIENT Products supplied hereunder. All information so maintained by D&K shall be treated as CLIENT Confidential Information and shall be shared by D&K with CLIENT.

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16.	Obsolescence and Manufacturing Rights

16.1	Lifetime Buy Rights. If D&K intends to (or does) discontinue the supply or support of any CLIENT Product (a “Discontinued Product”), D&K shall give notice to CLIENT no less than nine (9) months in advance of the last date the Discontinued Product can be ordered. After receipt of notice of discontinuance, CLIENT may, at its option:

16.1.1	Purchase from D&K such quantity of the Discontinued Product as CLIENT deems necessary for its future requirements; and

16.1.2	Manufacture, with a new manufacturer, the Discontinued Product under the manufacturing rights granted in this Agreement, without payment to D&K of any royalties or other charges.

16.2	CLIENT’s Right to Manufacture. If D&K intends to (or does) discontinue the supply or support of any CLIENT Product (as defined in Section 16.1), and subject to the terms of this Agreement, and provided that all outstanding payment obligations then due by CLIENT to D&K have been met by CLIENT per the agreed upon terms set forth herein, D&K grants to CLIENT, under D&K’s Intellectual Property Rights, a perpetual, non‑exclusive, world‑wide, royalty-free license to use, modify, reproduce, import, manufacture, distribute, offer for sale and sell the Discontinued Product. CLIENT may sublicense these rights to third parties, provided any such third party complies with the terms of this license and any associated obligations of confidentiality. In the event CLIENT elects to exercise this right:

16.2.1	D&K shall release to CLIENT all Technical Manufacturing Information or other materials necessary for the manufacture of the Discontinued Product. Subject to the sublicense rights granted above, CLIENT will keep all D&K owned Technical Manufacturing Information confidential in accordance with the terms of Section 24 below.

16.2.2	D&K shall furnish to CLIENT within ten (10) working days all CLIENT owned Property and Tooling after CLIENT has notified D&K of its exercise of its rights under this Section 16. D&K shall also furnish to CLIENT any other information CLIENT may reasonably require to exercise its rights, including providing tooling vendor names and addresses for sources for such tools.

16.2.3	D&K shall furnish to CLIENT within ten (10) working days after CLIENT’s written request, the names and addresses of D&K’s sources for Parts not manufactured by D&K, including the appropriate part numbers for commercially available equivalents of electronic parts. D&K shall use all reasonable efforts to ensure that CLIENT will have the right to purchase all such Parts directly from D&K’s vendors, at currently agreed to pricing.

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16.2.4	D&K shall furnish to CLIENT without charge all parts catalogues, schematics, material lists, engineering change orders, and other servicing documentation reasonably deemed necessary by CLIENT to service and support the Discontinued Product.

16.2.5	D&K shall assign to CLIENT any license rights it may have with third parties for software, documentation or any intellectual property used in the manufacture of the Discontinued Product.

16.3	Consulting Services. In support of Technical Manufacturing Information being conveyed to CLIENT or third party on CLIENT’s behalf, D&K shall provide:

16.3.1	Consulting services at rates identified in Exhibit C, as required by CLIENT, provided that CLIENT bears the cost of reasonable travel expenses.

16.4	Product Termination. With Product End of Life (EOL) or termination of the CLIENT-D&K relationship, D&K shall use commercially reasonable efforts to minimize the CLIENT financial exposure of material in the supply chain pipeline. Efforts shall be made by D&K to understand what the lifetime buy requirements (if any) are, and only bring in that quantity of material sufficient to fulfill the PO. There will be a cessation of further orders to the vendor base, and cancellation of material no longer required.

17.	D&K Indemnity

17.1	Duty To Defend and Indemnify. Except as provided in Section 17.2 below, D&K agrees to defend, hold harmless and indemnify CLIENT and its affiliates, and its and their agents, directors, officers and employees (“Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys' fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a third party (each, a “Third-Party Claim”) arising out of (a) the breach by D&K of any of the provisions of this Agreement, (b) personal injury or property damage to the extent based on the strict liability of, or caused by any negligent act, error or omission of, D&K or any of its employees, subcontractors or agents, and (c) D&K knowingly infringes the intellectual property rights of third parties, including patent, copyright and trade secret rights, in connection with any other matter relating to the Deliverables supplied under this Agreement.

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17.2	Limitations. D&K’s obligation to indemnify the CLIENT pursuant to Section 17.1 shall not apply to the extent that any such Losses arise from the gross negligence or intentional misconduct of any Indemnitee. For avoidance of doubt, the parties acknowledge that D&K will perform work per Requirements and Specifications provided by CLIENT. Therefore, provided that D&K has complied with the CLIENT Requirements and Specifications in the production of the Deliverables, then, D&K shall not be liable for nor ensure the design of the Product(s); nor shall D&K be liable for the design safety or design regulatory compliance of the Product(s), including but not limited to ensuring that the Products meet applicable government or responsible agency regulations, nor shall D&K be liable to ensure that the design of the Products does not infringe on any third party intellectual property rights, as this is CLIENT’s responsibility under this Agreement. Should the Products fail to meet applicable government approvals, standards or regulations as a result of designs (versus D&K manufacturing processes), D&K may cease production until CLIENT and D&K agree to required changes and applicable qualifications are met, without being in breach of this Agreement. Based on notice from D&K or an applicable agency regarding regulatory requirements related to the Product design, CLIENT is responsible for obtaining required approvals relative to any changes required to be made to the Product design and will be responsible for all costs attributable to developing new designs to meet such requirements and all reasonable costs associated with the cessation of production until applicable qualifications are met.

17.3	Duty to Notify. CLIENT will give D&K prompt notice of any Third Party Claim, and will give D&K the authority, information, and assistance (at D&K’s expense) to handle the defense. If D&K does not diligently pursue resolution of the claim nor provide CLIENT with reasonable assurances that it will diligently pursue resolution, then CLIENT may, without limiting its other rights and remedies, take responsibility for the defense and D&K shall reimburse and indemnify CLIENT for all costs incurred by CLIENT in pursuing such defense (including but not limited to reasonable attorney’s fees and costs). D&K shall not settle any Third Party Claim on a basis that would require a change in the design or manufacture of any Product, or any change in CLIENT’s manner of operation without CLIENT’s prior written consent.

17.4	Additional Limitation. D&K will be relieved of its obligations under this Section 17 to the extent that the claim of infringement or unauthorized use arises out of compliance with CLIENT’s Requirements or Specifications. Provided D&K meets its obligations hereunder, this section 17 states D&K’s entire liability to CLIENT for Third Party Claims against CLIENT.

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18.	CLIENT Indemnity

18.1	Duty To Defend and Indemnify. Except as provided in Section 18.2 below, CLIENT agrees to defend, hold harmless and indemnify D&K and its affiliates, and its and their agents, directors, officers and employees (“Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys' fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a third party (each, a “Third-Party Claim”) arising out of (a) the breach by CLIENT of any of the provisions of this Agreement, (b) personal injury or property damage to the extent based on the strict liability of, or caused by any negligent act, error or omission of, CLIENT or any of its employees, subcontractors or agents, (c) the use of the CLIENT's products by third parties, and (d) infringement of the intellectual property rights of third parties, including patent, copyright and trade secret rights, in connection with the Deliverables supplied under this Agreement.

18.2	Limitations. CLIENT’s obligation to indemnify the Indemnitees pursuant to Section 18.1 shall not apply to any such Losses that arise from the gross negligence or intentional misconduct of any Indemnitee, or to the extent that D&K is obligated to indemnify CLIENT under Section 17. Provided CLIENT meets its obligations hereunder, this section 18 states CLIENT’s entire liability to D&K for Third Party Claims against D&K.

18.3	Duty to Notify. D&K shall give CLIENT prompt notice of a Third Party Claim, and shall give CLIENT the authority, information, and assistance (at CLIENT’s expense) to handle the defense. If CLIENT does not diligently pursue resolution of the claim nor provide D&K with reasonable assurances that it will diligently pursue resolution, then D&K may, without limiting its other rights and remedies, take responsibility for the defense and CLIENT shall reimburse and indemnify D&K for all costs incurred by D&K in pursuing such defense (including but not limited to reasonable attorney’s fees and costs).

19.	Country of Manufacture and Duty Drawback Rights

19.1	Country of Origin Certification. Upon CLIENT’s request, D&K shall provide CLIENT with an appropriate certification stating the country of origin for CLIENT Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

19.2	Country of Origin Marking. D&K shall mark each CLIENT Product, or the container if there is no room on the CLIENT Product, with the country of origin. D&K shall, in marking CLIENT Products, comply with the requirements of the customs authorities of the country of receipt.

19.3	Duty Drawback. If CLIENT Products delivered under this Agreement are imported, D&K shall when possible allow CLIENT or CLIENT’s designated third party to be the importer of record. If CLIENT is not the importer of record and D&K obtains duty drawback rights to CLIENT Products, D&K shall, upon CLIENT’s request and at CLIENT expense, provide CLIENT with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to CLIENT.

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20.	Governmental & Environmental Compliance

20.1	Duty to Comply. D&K agrees to comply with all federal, state, local and foreign laws, rules and regulations applicable to its performance of this Agreement or to CLIENT Products, including any approvals necessary to allow for D&K to sell the CLIENT Products to CLIENT.

20.2	Intentionally Blank

20.3	Toxic Substance Control Act. D&K warrants that in performing its obligations under this Agreement, in particular its manufacturing processes, each chemical substance used in the finished Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act. Additionally, no substance used in the manufacturing or shipment of CLIENT products is in violation of the CLIENT Health, Safety, and Environmental Supplier Product Specifications document, Exhibit G.

20.4	Intentionally Blank

20.5	Limitation. D&K shall perform work per Requirements and Specifications provided by CLIENT. Provided D&K is complying with the Requirements, D&K shall not be liable for, nor ensure the design adequacy of the CLIENT Products for which CLIENT has supplied the design. Except as provided herein, D&K shall not be liable for the design safety or design regulatory compliance of CLIENT Products, but shall be liable for ensuring the production process used to implement the Requirements complies with all laws and regulations and D&K warrants that it shall have all necessary approvals and permits to manufacture the Products as required herein.

CLIENT shall be responsible for obtaining any required government safety approvals relative to any CLIENT requested design changes to the Products. CLIENT agrees to indemnify D&K, subject to the terms of Section 20, for any Third Party Claims to the extent based solely on D&K’s compliance with CLIENT’s Requirements.

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21.	US Export Administration Act

21.1	The materials supplied by CLIENT hereunder and the Deliverables and Products may contain technology and items that come from USA. Regardless of any disclosure by D&K to CLIENT of the contemplated ultimate destination of such materials, D&K shall not export or re‑export, directly or indirectly, any such materials (or the direct product of any such materials), where applicable, without first informing CLIENT of the same and obtaining an export license from the department of Commerce or other agency of the US Government, as required.

22.	Force Majeure Events

22.1	D&K shall not be held responsible for failure of or delay in delivery of, nor shall CLIENT be held responsible for failure or delay in performing its obligations with respect to, CLIENT Products hereunder, to the extent such failure or delay is due to an act of God or public enemy, war, acts of terrorism, government acts or regulations, fire, flood, embargo, quarantine, epidemic, labor strike or work stoppage by workers, inability to acquire raw materials as a result of these listed causes, accident, unusually severe weather or any other cause similar or dissimilar to any of the foregoing, beyond its control (each such event, a “Force Majeure Event”). If the performance of this Agreement by either party is prevented, restricted or interfered with by reason of a Force Majeure Event, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such Force Majeure Event; provided, however, that the party so affected shall take all commercially reasonable steps to avoid or remove such causes of nonperformance and shall continue performance hereunder with dispatch whenever such causes are removed. Notwithstanding the foregoing and subject to CLIENTS’ material obligations under sections 6.1, 6.3, 7.2 and 7.3, cancelation fees shall not apply if such Force Majeure Event causes a delay of more than [30] days.

23.	Events of Default

23.1	Notice of Breach. If either party is in material breach of any provision of this Agreement, the non-breaching party may, by written notice to the breaching party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching party cures, or provides an acceptable plan to cure, the breach within thirty (30) business days after receipt of notice.

23.2	Causes of Breach. For purposes of Section 23.1 above, the term “breach” includes without limitation any of the following:

23.2.1	A proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a party;

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23.2.2	Appointment, with or without a party’s consent, of a receiver or an assignee for the benefit of creditors;

23.2.3	Other failure by a party to comply with any material provision of this Agreement;

23.2.4	Failure to provide the non-breaching party, upon request, with reasonable assurances of future performance.

23.2.5	Intentionally Blank

23.2.6	Failure to comply with terms of confidentiality in Section 24.

23.3	CLIENT’s Rights Upon Breach. In the event CLIENT terminates this Agreement in whole or in part as provided above, in addition to any other remedies provided under this Agreement, D&K agrees to continue the performance of this Agreement upon CLIENT’s request to the extent set forth in Section 27 below.

23.4	D&K’s Rights Upon Breach. In the event CLIENT materially breaches this Agreement in whole or in part, in addition to any other remedies provided under this Agreement, CLIENT agrees to pay D&K any amounts due for Deliverables and materials then accrued but not yet paid, further, if said breach results in termination of the Agreement or forced stoppage, to cover reasonable costs associated with D&K cessation of manufacturing.

24.	Confidential Information

24.1	Definition of Confidential Information. “Confidential Information” means any and all technical and non-technical information including without limitation all trade secrets and proprietary information, inventions, know-how, software object and source code, financial information, customer lists, business plans, forecasts, and sales and marketing plans and other information, related to the current, future and proposed products and services of each of the parties. “Confidential Information” also includes proprietary information of any third party who may disclose such information to either party in the course of the other party's business. Information disclosed by the disclosing party (“Discloser”) will be considered Confidential Information by the receiving party (“Recipient”). Information falling within the foregoing definition of “Confidential Information” shall be subject to the obligations set forth in Section 24.2 if such information is identified in writing as “Confidential” or “Proprietary,” if provided orally, is identified as confidential at the time of disclosure and Discloser seeks to confirm such oral disclosure via written summary sent to Recipient within thirty (30) days of such disclosure or if by virtue of the nature of the information, the Recipient should reasonably understand to be the proprietary and/or confidential information of the Discloser or a third party. The parties agree and acknowledge that all Requirements, Specifications, AVLs, Technical Manufacturing Information, Orders, Purchase Plans and the content of this Agreement constitute Confidential Information

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24.2	Nondisclosure and Nonuse Obligation. Each of the parties agrees that it will not in any way disclose any Confidential Information of the other party to any third party, and will not make use of the Confidential Information except as necessary to perform its obligations under this Agreement or to receive and enable the other party’s performance under this Agreement, or for any purpose the other party may hereafter authorize in writing. Furthermore, the existence of any business negotiations, discussions, consultations or agreements in progress between the parties shall not be released to any form of public media without written approval of both parties. Each of the parties agrees that it shall treat all Confidential Information of the other party with the same degree of care as it accords its own Confidential Information of a similar nature, which shall in no event be reasonable under the circumstances.

24.3	Exclusions from Nondisclosure and Nonuse Obligations. A Recipient shall have no duty to protect information which: (i) was in the public domain at or subsequent to the time it was communicated to Recipient by Discloser through no fault of Recipient; (ii) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (iv) was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence. If Recipient is required to disclose Confidential Information to a government body or under court order, Recipient agrees to give the Discloser prior notice of such order so that Discloser may contest the disclosure or obtain a protective order.

24.4	Ownership of Confidential Information and Other Materials. Unless otherwise modified by the ownership provisions of this Agreement, all Confidential Information and any derivatives thereof whether created by Discloser or Recipient, remain the property of Discloser. All but one archival copy of Confidential Information (including without limitation, documents, drawings, sketches and plans) furnished by the Discloser to the Recipient, and any extracts thereof, shall be returned by the Recipient to the Discloser promptly at its request, together with any copies and extracts thereof, or shall be destroyed by the Recipient, and Recipient shall provide to Discloser a certification attesting to such destruction.

24.5	Term of Protection. Notwithstanding the termination of this Agreement, a Recipient’s duty to protect Confidential Information disclosed during the term continues for a period of five (5) years from the date of disclosure. This obligation shall survive any termination of the Agreement.

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25.	Escalated Dispute Resolution

25.1	The parties’ Agreement Coordinators agree to negotiate in good faith to resolve disputes regarding all material obligations specified in this Agreement. If such negotiations and meetings do not resolve the dispute within ten (10) days of written communication of the dispute, then each party will nominate one senior officer of the rank of vice president or higher for each D&K and CLIENT, as its representative as defined in Exhibit E. These representatives will meet within ten (10) days of their nomination to attempt to resolve such dispute. If the representatives are not able to reach mutual resolution of disputes within thirty (30) days from the date of the original communication, the parties agree to engage a third-party mediator to attempt to resolve the dispute. Such mediation shall occur within ninety (90) days from the date of the original communication. In the event the Parties are unable to resolve the dispute through mediation, the Parties will enter into binding arbitration as per Section 29.11 of this Agreement, provided however that either party may seek injunctive relief during the arbitration process.

26.	Insurance Requirements

26.1	Insurance Coverage. D&K will maintain comprehensive or commercial general liability insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of $1,000,000 combined single limit per occurrence and $3,000,000 in the aggregate, for claims of bodily injury, including death, and property damage due to D&K’s negligence that may arise from use of the Products, or that arise from acts or omissions of D&K under this Agreement. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder. In addition, such policies will permit D&K to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against CLIENT. Such insurance policies will be written with appropriately licensed and financially responsible insurers (Best’s rated B+ or better), and will endeavor to provide for a minimum of thirty (30) days written notice to CLIENT of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished at CLIENT’s request. Additionally, D&K shall maintain workers compensation insurance for all its employees that are required to have Worker’s Compensation insurance, and who work in or enter an CLIENT facility, and D&K agrees to indemnify CLIENT under the provisions of Section 17 against any and all claims brought by any D&K employees, agents or assigns who are not so covered.

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26.2	Claims Made Coverage. If requested by CLIENT, D&K will maintain any D&K policies having “claims made” coverage, with CLIENT named as an additional insured for a minimum of three years after termination of this Agreement at CLIENT’s expense. Any such coverage shall have a retroactive date no later than the date upon which work commenced under this Agreement.

26.3	Insurance Coverage by CLIENT: CLIENT shall obtain product liability insurance to cover all claims arising from the use of the Product not covered in Section 26.1 above and naming D&K as an additional insured. Additionally, CLIENT shall maintain workers compensation insurance for all its employees that are required to have Worker’s Compensation insurance, and who work in or enter a D&K facility, and CLIENT agrees to indemnify D&K against any and all claims brought by any CLIENT employees, agents or assigns who are not so covered.

27.	Termination for Convenience Clause

27.1	Either party may thereafter terminate this Agreement without cause by giving nine (9) months advance written notice to the other party. In accordance with Section 16 above, all efforts will be made by D&K to preserve existing design work, transfer intellectual and physical property to CLIENT or to a CLIENT designated third party. If termination is initiated by D&K, D&K will make reasonable efforts at granting lifetime buys or building buffer inventory to enable uninterrupted Product delivery while manufacturing responsibilities are transferred to a third party. CLIENT agrees to reimburse D&K for all inventory purchased or manufactured in accordance with Section 7.3, and all charges or costs for which D&K may have reasonably incurred in the course of performance of this Agreement.

28.	Rights Upon Termination

28.1	Outstanding Orders. All Orders issued prior to the expiration or termination of this Agreement shall be fulfilled in accordance with the terms of this Agreement, even if the Delivery Dates are after expiration. Upon termination of this Agreement for D&K’s breach, CLIENT may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

28.2	Transfer of Developments and Other Items. D&K acknowledges that, subject to compliance with payment terms, upon termination of this Agreement, all Developments designed, developed or manufactured under this Agreement but not delivered as of the effective date of termination belong exclusively to CLIENT and shall be transferred to CLIENT within thirty (30) days after the effective date of termination, and D&K shall take each of the actions described in Section 16.2 at CLIENT’s expense as set forth at the rates identified in Exhibit C and CLIENT shall have all of the rights set forth in Section 16.2. D&K agrees to take those actions specified in Section 4 above to assist CLIENT to obtain Intellectual Property Right protection for such Developments. Unless otherwise mutually agreed, any licenses granted by CLIENT to D&K with respect to the Developments will terminate upon the effective date of termination of this Agreement.

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28.3	Return of Property, Tooling and Requirements. D&K shall return all Property and Tooling in its possession and, if requested by CLIENT, from D&K third party vendors to CLIENT upon expiration or termination. All such property shall be in good condition, normal wear and tear excepted. CLIENT will determine the manner and procedure for return. CLIENT will bear all return costs including packaging and freight. In addition, upon termination, D&K will cease to use any Requirements provided by CLIENT or on its behalf, and either return to CLIENT or destroy, as directed by CLIENT, the original and all copies of the Requirements, including any Requirement embodied in any Specifications, D&K materials, documentation, records, training materials or other tangible form.

28.4	Surviving Provisions. Notwithstanding the expiration or early termination of this Agreement, the provisions regarding material exposure in Section 6.1, Section 6.3, Section 7.3, the provisions found within Sections 8 and 9, Section 11.3, the provisions found within Sections 14, 15, 17, 18, 24, 25, and 26, Sections 16.2, 16.4, 20.5, 23.3, 23.4, 28 and 29 shall each survive in accordance with their terms.

29.	Miscellaneous

29.1	Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party’s designated Agreement Coordinator. Notices are validly given upon the earlier of confirmed receipt by the receiving party or seven (7) days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

29.2	Exhibits. Each exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made. Each exhibit will be deemed enforceable when signed by both Parties.

29.3	Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venture partner of or with the other.

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29.4	Assignment. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned, transferred or shared by either party without the other party’s prior written consent, which shall not be unreasonably withheld, and any attempted assignment or transfer is void, except that either party may assign this Agreement to a third party without such written consent in connection with a merger, acquisition, consolidation, or reorganization involving the assigning party and such third party, or in connection with the sale to such third party of all or substantially all of the assigning party’s assets, and further provided that such third party agrees to be bound by the terms of this Agreement and provided further that D&K may not assign this Agreement by operation of law or otherwise to a competitor of CLIENT. This Agreement will be binding on the successors and permitted assigns of the parties and the name of the party appearing herein will be deemed to include the names of such party’s successors or permitted assigns to the extent necessary to carry out the intent of this Agreement.

29.5	No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

29.6	Reference to Days. All references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

29.7	Headings. The section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

29.8	No Publication. Neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement, except if required under applicable law and to its advisors and other third parties involved in any merger, acquisition, financing, or equity investment relating to such party; provided that such advisors and other third parties enter into written agreements with the disclosing party to maintain such terms in confidence. Without limiting the generality of the foregoing sentence, no press releases may be made regarding this Agreement without the mutual written consent of the parties.

29.9	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly affects the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

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29.10	Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

29.11	Consent to Arbitration. Subject to the terms of Section 25 above, including but not limited to a parties’ right to immediately pursue injunctive or other equitable relief, and to ensure rapid and economical resolution of any disputes which may arise under this Agreement, CLIENT and D&K agree that any and all disputes or controversies of any nature whatsoever, arising or resulting from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association (“AAA”) in California under the then existing AAA commercial arbitration rules (the “Rules) before one (1) arbitrator selected in accordance with the Rules each of whom shall be knowledgeable in the subject matter hereof. Any decision rendered by the arbitrator shall be binding, final and conclusive upon the Parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered. If for any reason, all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible. The fees and expenses of the arbitrator in any such proceeding, including the fees and expenses of any person retained by the arbitrator as well as all other expenses of such proceeding (including the fees and expenses of a single firm of counsel for CLIENT and of a single firm of counsel for D&K), shall be borne by the respective parties as follows: (i) the party that did not initiate such proceeding shall bear the portion of such fees and expenses represented by the fraction having a numerator equal to the net dollar amount of any recovery actually awarded to the initiating party by the arbitrator in such proceeding and having a denominator equal to the maximum aggregate dollar amount originally sought to be recovered by the initiating party in connection with the claim being arbitrated; and (ii) the initiating party shall bear the remaining portion of such fees and expenses. In the event that multiple claims shall be involved in any such proceeding, the fees and expenses of such proceedings shall be allocated as provided above based on the outcome of the claim having the largest dollar amount originally sought to be recovered.

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29.12	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to conflict of law principles thereof.

29.13	Limitation of Liability. EXCEPT WITH RESPECT TO ANY BREACH OF SECTION 24, THE PARTIES’ INDEMNFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT AND ACTS AND OMISSIONS THAT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH.

AGREED AND APPROVED:

D&K ENGINEERING, Inc.		Generation NEXT Franchise Brands, Inc.

By:	/s/	By:	/s/
Name		Name
Title		Title

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EXHIBIT A – GENERATION NEXT PRODUCTS

The following is the list of Generation Next Product(s). For additional details please reference D&K proposal # 20170504TMD R1.0

Generation NEXT Robots are a patented vending technology that allows for multiple frozen dessert options including ice cream, frozen yogurt, custard, gelato and health fruit based soft serve. The unit can be placed in almost any business environment wanting to offer their customers a frozen dessert delivered by a robot. Attract customers, create on demand desserts and most importantly create a new profit center.

SPARES/FRUs TO BE DETERMINED (TBD)

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EXHIBIT B – STATEMENTS OF WORK/D&K DELIVERABLES

The following is the Statement of Work (SOW) for the Generation Next manufacturing program which summarizes the activities to be performed and deliverables with supporting assumptions. For additional details please reference D&K proposal #20170504TMD R1.0.

Assumptions:

1.	Generation Next (GN) has developed a frozen yogurt dispensing kiosk and is seeking a contract manufacturing partner for the production of the unit. GN has a partner who is assembling the first prototype of the new generation design of the kiosk. As of the date of this proposal, D&K has no knowledge that any verification testing of the new design has been conducted. The cost estimations in this proposal are based on partial information available from GN which has not been independently verified by D&K at the time the proposal was developed. This proposal includes D&K's estimated one time New Product Introduction (NPI) costs, transfer price model and projected prepayments from GN to support the production ramp. The parties agree that the NPI costs provided in this proposal are an estimate and the actual costs incurred will be the responsibility of GN. The parties further agree that the transfer price for the 1st 100 units will be adjusted after the pilot run build and that transfer prices for subsequent builds will be set based on current costing information from the prior build.

2.	The transfer price estimate for the first 100 unit build in this proposal is based on the following information, derived from information provided by Generation Next, but not validated by D&K as of the time of this proposal. Final transfer pricing for the first batch of 100 units will be determined after the materials are purchased and the Pilot Run of 3 units have been completed. Quantity 100 BOM cost is $____. Assembly and test time including wrap and packaging is ___ hours.

3.	This proposal assumes the design of the kiosk will be verified and demonstrated to be ready for release to production as required per the schedule included in the proposal. This proposal includes no resources for product design activities including trouble shooting, root cause analysis, redesign or verification. Should the design prove to be not ready for production, or for other unforeseen causes, it may be necessary for GN to provide additional PO coverage and prepayments to cover the unanticipated additional NPI work.

4.	Pilot Run units will be delivered to GN upon satisfaction of acceptance criteria mutually agreed to during the NPI phase. Pilot Run units are provided on an as is basis and are not subject to any workmanship warranty.

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5.	GN will make cash prepayments via wire transfer to D&K to fund the NPI activities and transfer price for production units as described in this proposal. Prepayments will be adjusted as necessary to account for actual costs incurred including those resulting from design instability, schedule delays, inaccurate material cost estimates, MOQ, inaccurate labor cost estimates, etc.

6.	Generation Next will provide D&K with one prototype unit at no cost to D&K.

7.	Lancer will provide engineering support for design issues. One Lancer engineer will be available on site at D&K San Diego for 3 days for the pilot build.

8.	Plastic part designs are ready for release to tooling at project inception.

9.	Product design has been reviewed by all required regulatory bodies (NSF, UL, etc.) and all non-conformities have been addressed prior to project start.

10.	Generation Next is responsible for obtaining all necessary product regulatory approvals.

11.	All Software/Firmware is to be provided by Generation Next.

12.	The material purchase for the Pilot Run and 1st batch of 100 Units will be done at risk (before design/supply chain verification is complete, ie Tooling) to accelerate the overall schedule. Client accepts all risks associated with this schedule. Such risks include: schedule variability due to potential product stability issues, rework due to required design changes on exposed material, scrap costs and field reliability problems that could occur due to minimal amount of product testing performed.

13.	Transfer pricing is Ex Works D&K's San Diego facility.

14.	The transfer price provided in this proposal does not contemplate the following:

-	Software/media/content license/royalty fees

-	WEEE, RoHS, Certificate of Compliance, etc.

-	Regulatory Agency maintenance fees

-

Post-release engineering and/or manufacturing services or support (field, reliability issues, component obsolescence, cost reduction opportunities, end-customer driven design changes, etc.…), Finished Goods Inventory (FGI), fulfillment, spares/FRUs and/or Refurbishment services

-	Expedite fees

15.	In the event of cancellation of the program by either party for any reason, D&K will apply all prepayments against actual costs incurred by D&K under the program prior to cancellation.

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16.	D&K Engineering is quoting this effort on a Time and Material basis. D&K Engineering and Client will review all actual and forecasted project expenditures on a bi-weekly basis and collectively manage the project to the estimated development pricing provided in the quotation. Changes (scope, schedule, resources, and materials) to the project plan that increase the project cost will be communicated in advance to Client for authorization.

17.	The program plan presented is based on information available at time of quotation. As the program unfolds, it may be necessary to augment the effort to attempt to meet the schedule.

18.	Project start date is within one week from PO acceptance.

19.	Access to information, decision making, and timely issue resolution will be required from all parties engaged in the development in order to maintain the program schedule.

20.	Client or Lancer to provide parts/products and related components/information required by the project.

21.	Part availability and vendor cycles times/lead times, as shown in the program plan, will not impact schedule. No expedite fees are contemplated in this program.

22.	All suppliers are assumed to be D&K qualified suppliers. In the event the project requires a new supplier or client specified supplier, additional qualifications costs may be incurred. D&K's NPI NRE estimate does not contemplate qualifying any GN suppliers.

23.	Economic Order Quantities (EOQ) and Minimum Order Quantities (MOQ) - If materials are subject to EOQ/MOQ’s, D&K and Client shall work together to make purchasing decisions that effectively balance inventory exposure with pricing, set-up fees, and inbound freight costs. If EOQ/MOQ’s result in the material costs exceeding the quantity covered under any PO or security deposit, the Client will place an additional purchase order with or wire transfer additional funds to D&K to cover the additional material costs including inbound freight, markup, and applicable taxes. At the conclusion of the build, D&K will invoice Client PO or apply the costs against the deposit for the excess materials.

24.	Environmental testing (shock, vibration, temperature, drop, etc ) are not contemplated in this proposal.

25.	Client will provide legal/IP support for search/research of prior art and potential violation.

26.	If requested D&K will run the agency/regulatory testing and approval cycle on behalf of the CLIENT at CLIENT expense.

27.	ECOs requested by Client will be processed in accordance with D&K's Engineering Change Order (ECO) Process – Changes to drawings, designs, Bill of Material (BOM), acceptance criteria, or any other requirements after completion of PLM (ARAS) and ERP system loads will be subject to applicable administrative fees, material costs, and labor charges to implement the ECO's. An Administrative Fee (shown in the table below) will be charged to assess the impact of the ECO (transfer price, NRE, material, schedule). ECO costs and any corresponding adjustments to any pricing or delivery schedules will be communicated to the Client for authorization. Materials that become obsolete due to ECO’s will be invoiced to client at the cost of the material plus inbound freight, applicable taxes, and 15% markup.

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28.	ECO Administration Fee Structure to assess transfer price, NRE, material, schedule impact of ECO:

Class 1 – $0 Document related changes only, part numbers affected less than 5.

Class 2 – $500 Change involving part number or revision change, order cancellations and/or scrap management and/or rework. Part numbers affected and/or created less than 10.

Class 3 – $1,000 Change involving part number or revision change, order cancellations and/or scrap management and/or rework. Part numbers affected and/or created less than 20. Multiple administrative charges will apply for changes affecting greater than 20 parts.)

29.	Changes to the build plan (line stoppages, pauses or shutdowns) will result in NRE, material, and/or facilities charges.

30.	For T&M programs, materials, tooling and outside vendor services costs will be cross billed at cost +15% markup and appropriate California Sales Tax. Markup encompasses Corporate Overhead (General Management, Sales, IT, HR, Accounting, & Administrative) and Facilities (Rent, Utilities, Corporate Insurance, Depreciation, & Maintenance).

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EXHIBIT C – AGREED TO PRICE MODELS

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EXHIBIT D – CLIENT TOOLING LIST

TO BE DETERMINED (TBD)

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EXHIBIT E – AGREEMENT COORDINATORS & ESCALATION PATH

AGREEMENT COORDINATORS:

•	D&K Engineering
	o	Blake Mendenhall, Account Manager, blake.mendenhall@dkengr.com
	o	Steve Van Voorhis, Account Manager, steve.vanvoorhis@dkengr.com

•	Generation Next
	o	Art Budman, CEO, art.budman@gennextbrands.com

ESCALATION PATH:

•	D&K Engineering
	o	Blake Mendenhall, Account Manager, blake.mendenhall@dkengr.com
	o	Steve Van Voorhis, Account Manager, steve.vanvoorhis@dkengr.com

•	Generation Next
	o	Art Budman, CEO, art.budman@gennextbrands.com
	o	Nick Yates, Chairman, nick@gennextbrands.com

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EXHIBIT F –QUALITY PLAN

TO BE DETERMINED (TBD)

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